Exhibit 12

                                           COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                    FOR THE YEAR ENDED DECEMBER 31
                                                     (in millions, except ratios)

                                                          1999           1998           1997            1996            1995
                                                          ----           ----           ----            ----            ----

Earnings:
  Income before taxes on income, and
    before extraordinary loss and accounting
    changes                                             $1,849         $1,605         $1,602          $1,082          $1,470
  Minority interests' share of earnings of
   majority-owned subsidiaries
   without fixed charges                                    -              (2)             3               4               2
  Less equity (earnings) losses                            (55)           (50)           (42)            (30)            (59)
  Fixed charges added to net income                        232            245            182             171             151
  Proportionate share of income (loss)
    of 50% owned persons                                    42             37             35              25              58
  Distributed income of less than 50%
    owned persons                                            9             -              -               -              -
  Amortization of capitalized interest:
    Consolidated                                            15             20             20              22              23
    Proportionate share of 50% owned persons                -              -               1               1               1
                                                         -----          -----          -----           -----           -----

      Total earnings                                    $2,092         $1,855         $1,801          $1,275          $1,646
                                                        ======         ======         ======          ======          ======

Fixed Charges:
  Interest expense:
    Consolidated                                          $195           $198           $141            $134            $120
    Proportionate share of 50% owned persons                 4              3              3               5               7
                                                           ---            ---            ---             ---             ---
                                                           199            201            144             139             127
                                                           ---            ---            ---             ---             ---

  Amount representative of the interest
  factor in rents:
    Consolidated                                            32             43             37              32              24
    Proportionate share of 50% owned persons                 1              1              1              -               -
                                                           ---            ---            ---             ---             ---
                                                            33             44             38              32              24
                                                           ---            ---            ---             ---             ---

   Fixed charges added to earnings                         232            245            182             171             151
                                                           ---            ---            ---             ---             ---

  Interest capitalized:
    Consolidated                                            21             13              9               5               2
    Proportionate share of 50% owned persons                -              -              -               -               -
                                                           ---            ---            ---             ---             ---
                                                            21             13              9               5               2
                                                           ---            ---            ---             ---             ---

  Preferred stock dividend requirements
  of majority-owned subsidiaries                            -              -              -               -                5
                                                           ---            ---            ---             ---             ---

      Total fixed charges                                 $253           $258           $191            $176            $158
                                                          ====           ====           ====            ====            ====

Ratio of earnings to fixed charges                         8.3            7.2            9.4             7.2            10.4
                                                          ====           ====           ====            ====            ====
